Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2019, with respect to the financial statements of Trinity Merger Corp. included in the Registration Statement (Form S-11) of Broadmark Realty Capital Inc. for the registration of its common stock, common stock underlying warrants, and common stock issuable upon exercise of warrants or an option.

/s/ Ernst & Young LLP
Chicago, IL
December 6, 2019